Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EASTERN BANKSHARES, INC.,

CLARION ACQUISITION CORP.,

CENTURY BANCORP, INC.

and

CENTURY BANK AND TRUST COMPANY

Dated as of April 7, 2021

TABLE OF CONTENTS

Article I THE MERGER		1

1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Holdco Merger	2
1.6	Effect of Merger on Company Common Stock	2
1.7	Merger Sub Common Stock	3
1.8	Articles of Organization	3
1.9	Bylaws	3
1.10	Directors and Officers	3
1.11	Dissenters’ Rights	4
1.12	Bank Merger	4

Article II EXCHANGE OF SHARES		4

2.1	Exchange Agent and Exchange Fund	4
2.2	Exchange Procedures	5
2.3	Investment of Exchange Fund	5
2.4	Transfers of Ownership	5
2.5	No Liability	6
2.6	Distribution of Exchange Fund to Buyer	6
2.7	Lost, Stolen or Destroyed Certificates	6
2.8	Required Withholding	6

Article III REPRESENTATIONS AND WARRANTIES OF Company		6

3.1	Corporate Organization	7
3.2	Capitalization	8
3.3	Authority; No Violation	9
3.4	Consents and Approvals	10
3.5	Reports	11
3.6	Financial Statements	12
3.7	Broker’s Fees	13
3.8	Absence of Certain Changes or Events	13
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	14
3.11	Employees and Employee Benefit Plans	17
3.12	Compliance with Applicable Law	21
3.13	Certain Contracts	22
3.14	Agreements with Regulatory Agencies	24
3.15	Risk Management Instruments	24
3.16	Environmental Matters	25
3.17	Investment Securities	26
3.18	Real Property	26

3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	Takeover Restrictions	28
3.22	Opinion	28
3.23	Loan Portfolio	28
3.24	Insurance	30
3.25	No Investment Adviser or Broker-Dealer Subsidiary	30
3.26	No Other Representations or Warranties	30

Article IV REPRESENTATIONS AND WARRANTIES OF Buyer and Merger sub		31

4.1	Corporate Organization	31
4.2	Authority; No Violation	32
4.3	Consents and Approvals	32
4.4	Financial Statements	33
4.5	Broker’s Fees	34
4.6	Absence of Certain Changes or Events	34
4.7	Legal Proceedings	34
4.8	Compliance with Applicable Law	34
4.9	Employee Benefit Plans	35
4.10	Sufficient Funds	35
4.11	No Other Representations or Warranties	35

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		36

5.1	Conduct of Business Prior to the Effective Time	36
5.2	Company Forbearances	36
5.3	Buyer Forbearances	40

Article VI ADDITIONAL AGREEMENTS		41

6.1	Regulatory Matters	41
6.2	Access to Information	43
6.3	Company Shareholder Approval	44
6.4	Legal Conditions to Merger	45
6.5	Employee Matters	45
6.6	Indemnification; Directors’ and Officers’ Insurance	48
6.7	Advice of Changes	49
6.8	Financial Statements and Other Current Information	50
6.9	Acquisition Proposals	50
6.10	Public Announcements	51
6.11	Change of Method	52
6.12	Certain Tax Matters	52
6.13	Classified Loans	52
6.14	Takeover Restrictions	52
6.15	Litigation and Claims	52
6.16	Assumption of Company Debt	53
6.17	Assumption of Company Split Dollar Insurance Agreements	53

6.18	Coordination	53
6.19	Stock Exchange Delisting; Exchange Act Deregistration	54

Article VII CONDITIONS PRECEDENT		54

7.1	Conditions to Each Party’s Obligation to Effect the Merger	54
7.2	Conditions to Obligations of Buyer and Merger Sub	54
7.3	Conditions to Obligations of Company	55

Article VIII TERMINATION AND AMENDMENT		56

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Reservation of Rights	59

Article IX GENERAL PROVISIONS		59

9.1	Nonsurvival of Representations, Warranties and Agreements	59
9.2	Amendment	59
9.3	Extension; Waiver	59
9.4	Expenses	59
9.5	Notices	59
9.6	Interpretation	60
9.7	Confidential Supervisory Information	61
9.8	Counterparts	61
9.9	Entire Agreement	61
9.10	Governing Law; Jurisdiction	61
9.11	Waiver of Jury Trial	62
9.12	Assignment; Third-Party Beneficiaries	62
9.13	Specific Performance	63
9.14	Severability	63
9.15	Delivery by Electronic Transmission	63

EXHIBITS

Exhibit A	Form of Bank Merger Agreement

INDEX OF DEFINED TERMS

Page
affiliate	61
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
Benefit Plans	17
BHC Act	7
Bringdown Date	55
business day	60
Buyer	1
Buyer 401(k) Plan	47
Buyer Articles	31
Buyer Benefit Plans	35
Buyer Bylaws	31
Buyer Disclosure Schedule	31
Buyer ERISA Affiliate	35
Buyer Reports	33
Buyer Subsidiary	31
Certificate	3
Chosen Courts	62
Class A Common Stock	2
Class B Common Stock	2
Classified Loans	29
Closing	1
Closing Date	2
Code	15
Commissioner	10
Company	1
Company 401(k) Plan	47
Company Acquisition Proposal	51
Company Adverse Recommendation Change	45
Company Articles	8
Company Bank	1
Company Benefit Plans	17
Company Board Recommendation	44
Company Bylaws	8
Company Common Stock	2
Company Contract	23
Company Disclosure Schedule	6
Company Disclosure Supplement	49
Company ERISA Affiliate	18
Company Indemnified Parties	47
Company Leased Properties	26
Company Meeting	44
Company Owned Properties	26
Company Qualified Plan	18
Company Real Property	26
Company Regulatory Agreement	24
Company Reports	11
Company Subsidiary	8

v

Confidentiality Agreement	44
Continuing Employees	45
Designated Employee	47
Designated Employees	47
Dissenting Share	4
Effective Date	2
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	26
ERISA	17
Exception Shares	2
Exchange Act	11
Exchange Agent	4
Exchange Fund	4
FDIC	8
Federal Reserve Board	10
GAAP	7
Governmental Entity	11
Hazardous Materials	25
Holdco Merger	1
Identified Employee	38
Information Systems Conversion	44
Intellectual Property	27
Interim Surviving Corporation	1
IRS	14
knowledge	61
Labor and Employment Laws	20
LIBOR Loans	29
Liens	9
Loans	28
made available	61
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	42
MBCA	1
Merger	1
Merger Consideration	3
Merger Sub	10
Merger Sub Articles	31
Merger Sub Bylaws	31
Multiemployer Plan	18
Multiple Employer Plan	18
New Plans	46
Pandemic	8
Pandemic Measures	8
PBGC	18
Permitted Encumbrances	27
person	61
Personal Data	21
Premium Cap	48
Proxy Statement	11
Regulatory Agencies	11
Regulatory Agency	11
Representatives	50
Requisite Class A Vote	9
Requisite Class B Vote	9
Requisite Company Vote	9
Requisite Regulatory Approvals	54
Rules	51

Sarbanes-Oxley Act	11
SEC	11
Secretary of the Commonwealth	2
Securities Act	11
SRO	11
Subsidiary	8
Superior Proposal	51
Surviving Corporation	1
Takeover Restrictions	28
Tax	17
Tax Return	17
Taxes	17
Termination Date	56
Termination Fee	58
Transition Period	47
USD LIBOR	29
Voting Agreement	10
Willful Breach	57

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2021 (this “Agreement”), by and among Eastern Bankshares, Inc., a Massachusetts corporation (“Buyer”), Clarion Acquisition Corp., a Massachusetts corporation (“Merger Sub”), Century Bancorp, Inc., a Massachusetts corporation (“Company”), and Century Bank and Trust Company, a Massachusetts-chartered trust company and a wholly owned Subsidiary (as defined herein) of Company (“Company Bank”).

BACKGROUND STATEMENTS:

1. The Boards of Directors of Buyer, Merger Sub, Company and Company Bank have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement and to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”), so that Company is the surviving corporation (Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Interim Surviving Corporation”), and immediately following the Merger, the Interim Surviving Corporation will merge with and into Buyer (the “Holdco Merger”), so that the Buyer is the surviving corporation (Buyer, as the surviving corporation in the Holdco Merger, sometimes being referred to herein as the “Surviving Corporation”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Holdco Merger and that the Holdco Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto; and

2. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”), at the Effective Time (as defined herein), Merger Sub shall merge with and into Company. Company shall survive the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston time, remotely via the electronic exchange of closing deliverables, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Buyer, in its sole discretion, may elect to extend the Closing Date by up to sixty (60) days so the Effective Time occurs on the business day immediately preceding the date on which Buyer commences the Information Systems Conversion (as defined herein), which conversion now is scheduled to commence on October 9, 2021.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Company and Merger Sub shall cause to be filed articles of merger (the “Articles of Merger”) as provided under the MBCA with the Secretary of the Commonwealth of Massachusetts (the “Secretary of the Commonwealth”). The Merger shall become effective as of the date and time specified in the Articles of Merger in accordance with the relevant provisions of the MBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”). The date on which the Effective Time occurs is referred to in this Agreement as the “Effective Date.”

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and this Agreement.

1.5 Holdco Merger. Immediately following the Merger, Company, as the Interim Surviving Corporation, will merge with and into Buyer in the Holdco Merger. Buyer shall survive the Holdco Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Holdco Merger, the separate corporate existence of Company shall terminate.

1.6 Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company, or the holder of any of the following securities:

(a) Each share of the Class A Common Stock, par value $1.00 per share, of Company (the “Class A Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Class B Common Stock, par value $1.00 per share, of Company (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Company Common Stock”), except for (i) shares of Company Common Stock owned by Company or Buyer (in each case other than shares of Company Common Stock (A) held in any Company Benefit Plans (as defined herein) or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and (ii)

Dissenting Shares (as defined herein), if any, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $115.28, without interest, in cash (the “Merger Consideration”) and dividends with respect to Company Common Stock with a record date prior to the Effective Time that was declared by Company on such Company Common Stock in accordance with the terms of this Agreement prior to the Closing and which remain unpaid at the Effective Time.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Buyer (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Merger Sub Common Stock. At and after the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation.

1.8 Articles of Organization. At the Effective Time, the Company Articles (as defined herein), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Interim Surviving Corporation until thereafter amended in accordance with applicable law. The Buyer Articles (as defined herein), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws. At the Effective Time, the Company Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with applicable law. The Buyer Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers. The directors and officers of Company, as of immediately prior to the Effective Time, shall be the directors and officers of the Interim Surviving Corporation each of whom shall serve in accordance with the Articles of Organization of the Interim Surviving Corporation and the Bylaws of the Surviving Corporation.

1.11 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof (a) is entitled to appraisal, (b) has not voted in favor of this Agreement or the Merger or consented in writing thereto, and (c) has properly complied with Section 13.01 et seq. of the MBCA as to dissenters’ rights required to be complied with prior to the Effective Time (each such share, a “Dissenting Share”), such Dissenting Share shall not be converted into the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Buyer with respect to each such Dissenting Share in accordance with the MBCA; provided, however, that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal under the MBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MBCA, then each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration upon surrender of the Certificate representing such share. Company shall give Buyer prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Buyer.

1.12 Bank Merger. Immediately following the Holdco Merger, Buyer will cause Company Bank to merge (the “Bank Merger”) with and into Eastern Bank, a Massachusetts-chartered trust company and a wholly owned Subsidiary of Buyer (“Buyer Bank”). Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Following the execution and delivery of this Agreement, Buyer Bank and Company Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit A (the “Bank Merger Agreement”). Each of Buyer and Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Buyer Bank and Company Bank, respectively. Prior to the Effective Time, Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Exchange Agent and Exchange Fund. At or prior to the Effective Time, Buyer will enter into a customary agreement in a form reasonably acceptable to Company with a paying agent designated by Buyer and reasonably acceptable to Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.6. Prior to the Closing, Buyer shall deposit or cause to be deposited with the Exchange Agent a cash amount in immediately available funds sufficient to pay the aggregate Merger Consideration payable under Section 1.6 (such cash being hereinafter referred to as the “Exchange Fund”), which Exchange Fund, from and after the Effective Time, shall be held in trust for the benefit of the holders of the Company Common Stock. In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent will deliver the Merger Consideration to be issued pursuant to Section 1.6 out of the Exchange Fund. Except as provided in Section 2.7, the Exchange Fund will not be used for any other purpose.

2.2 Exchange Procedures. Buyer will cause the Exchange Agent, as promptly as practicable following the Effective Time (but in any event no more than five (5) business days thereafter), and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 1.6 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash constituting Merger Consideration.

2.3 Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Buyer, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates. Any income from investment of the Exchange Fund will be payable to Buyer.

2.4 Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of Company, the Merger Consideration may be paid to a person (as defined herein) other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Buyer (or any agent designated by Buyer) any transfer Taxes (as defined herein) required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate, or established to the satisfaction of Buyer (or any agent designated by Buyer) that such transfer Taxes have been paid or are otherwise not payable.

2.5 No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Buyer, Merger Sub or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law (as defined herein), become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

2.6 Distribution of Exchange Fund to Buyer. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is one (1) year after the Effective Time will be delivered to Buyer upon demand, and any holder of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who has not theretofore surrendered or transferred such holder’s Certificate(s) representing such shares of Company Common Stock for exchange pursuant to this Article II will thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates solely to Buyer (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 1.6.

2.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 1.6. Buyer or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Buyer or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.8 Required Withholding. Each of the Exchange Agent, Buyer and any Subsidiary of Buyer will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as will be required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld they will be (a) paid over to the appropriate Governmental Entity for crediting to the account of the person from whom such amounts were withheld, and (b) treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Buyer and Merger Sub concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein), and (c) any disclosure made with respect to a section of this

Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Buyer as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Company or Company Bank, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, prospects, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures, as defined herein) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic (as defined herein) or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic) (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of organization of Company, as amended (the “Company Articles”) and the bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Buyer.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 10,000,000 shares of Class A Common Stock, $1.00 par value per share, 5,000,000 shares of Class B Common Stock, $1.00 par value per share, and 100,000 shares of Preferred Stock, $1.00 par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 3,655,469 shares of Class A Common Stock issued and outstanding, and (ii) 1,912,440 shares of Class B Common Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of

Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote are issued or outstanding. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of Company. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote on this Agreement (the “Requisite Class A Vote”), the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote on this Agreement (the “Requisite Class B Vote,” and together, with the Requisite Class A Vote, the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and Company as its sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company, Company Bank and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)). Each of the Voting Agreements, dated the date of this Agreement and executed and delivered by all Company directors and executive officers and certain holders of Class B Common Stock (each a “Voting Agreement”), constitutes, to the knowledge of Company, the valid and binding obligation of the shareholder who is a party to such Voting Agreement and is enforceable by Buyer against such shareholder in accordance with its terms, subject to the Enforceability Exceptions. Section 3.3(a) of the Company Disclosure Schedule shows the number of shares and percentages of Class A Common Stock and Class B Common Stock, respectively, subject to each Voting Agreement.

(b) Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or comparable governing documents of any Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or with the Federal Reserve Bank of Boston operating under authority delegated by the Federal Reserve Board) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Commissioner of Banks of the Commonwealth of Massachusetts (the “Commissioner”) and the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the

“SEC”) of a proxy statement in definitive form relating to the meetings of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”), and (e) the filing of Articles of Merger with the Secretary of the Commonwealth pursuant to the MBCA in connection with the Merger and the Holdco Merger and the filing of the Bank Merger Certificate with the Commissioner and Secretary of the Commonwealth as required by applicable law, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Commissioner, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), each individually a “Regulatory Agency” and collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since December 31, 2017 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, since December 31, 2017, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Buyer. To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2017, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Company or any of its Subsidiaries, whether or not employed or retained by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or similar governing body of any Company Subsidiary or any committee thereof, or, to the knowledge of Company, to any director or officer of Company or any Company Subsidiary.

3.7 Broker’s Fees. Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Piper Sandler & Co.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Since December 31, 2020 through the date of this Agreement, except with respect to the transactions contemplated hereby, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course. For purposes of this Agreement, the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

3.9 Legal Proceedings.

(a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Buyer or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) All income and material Tax Returns required to have been filed by or with respect to each of Company and its Subsidiaries have been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(b) Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(c) Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(d) The federal income Tax Returns (as defined herein) of Company and its Subsidiaries for all years up to and including the tax year ended December 31, 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the regularly applicable 3-year period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, there are no pending or threatened disputes, claims, audits, examinations or other proceedings regarding any Taxes of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries has been informed in writing within the past five (5) years by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Company nor any of its Subsidiaries has received within the past five (5) years from any federal, state, local, or foreign taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(f) Section 3.10(f) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Company or its Subsidiaries for taxable periods ended on or after December 31, 2017, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(g) No Tax audits or administrative or judicial Tax proceedings are being conducted, pending, or, to Company’s knowledge threatened, with respect to Company or any of its Subsidiaries, other than as disclosed in Section 3.10(g) of the Disclosure Schedule.

(h) There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).

(i) Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law); (vii) use of a method of accounting that Company is not permitted to use under the Code for a taxable period ending on or prior to the Closing Date; (viii) debt instrument that was acquired on or prior to the Closing Date with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (ix) application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date; (x) ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as defined in Section 957 of the Code) on or prior to the Closing Date; or (xi) similar election, action or agreement deferring the liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(n) Company and each of its Subsidiaries is, and has at all times from its formation been, classified as a “C corporation” for all U.S. income Tax purposes. No Person has filed or caused to be filed any income Tax Return or other document of Company or any of its Subsidiaries, including any IRS Form 8832 (Entity Classification Election), and no Person has otherwise taken any position for income Tax purposes, in each case that is inconsistent with the classification of Company or any of its Subsidiaries as a “C corporation” for all U.S. income Tax purposes.

(o) All related party transactions involving Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other law) and neither Company nor any of its Subsidiaries has any liability under Section 482 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law). Company and each of its Subsidiaries have maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other law), including adequate documentation to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local, non-U.S. or other law).

(p) No Subsidiary has an applicable excess reserve or supplemental reserve (each as defined under Section 593 of the Code) to which the provisions of Section 593(g)(3) of the Code apply.

(q) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, real property, personal property, capital, sales, transfer, use, registration, license, payroll, employment, social security (or similar), severance, stamp, occupation, premium, unemployment, disability, withholding, duties, excise, windfall profits, environmental, customs, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes and similar charges, fees, levies or like assessments of any kind whatsoever, together with all penalties and additions to tax and interest thereon, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(r) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements (collectively, “Benefit Plans”) to or with respect to which Company or any Subsidiary is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries, or to which Company or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries, or with respect the Company or any of its Subsidiaries may have material liability (including on account of any Company ERISA Affiliate (as defined below)).

(b) Company has heretofore made available to Buyer true and complete copies of each of the material Company Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Company Benefit Plan, (iv) the most recently prepared actuarial report for each such Company Benefit Plan (if applicable) for each of the last two (2) years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two (2) years.

(c) Each Company Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

(d) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Company who reside or work outside of the United States.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a “Company Qualified Plan”) a favorable IRS determination or opinion letter with respect to such Company Qualified Plan and the related trust, which letter has not been revoked, and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to have a material adverse effect on the qualified status of any Company Qualified Plan or the related trust.

(f) Except as would not result in any material liability, with respect to each Company Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, in the past six (6) years, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Company or any of its Subsidiaries, (v) the PBGC has not in the past six (6) years instituted proceedings to terminate any such Company Benefit Plan, (vi) to the knowledge of Company, the most recent actuarial report for such Company Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g) No Company Benefit Plan is (i) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state law.

(i) All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior two (2) years through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(j) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Company, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could in any case reasonably be likely to result in any material liability of Company or any of its Subsidiaries.

(k) Except as would not result in any material liability, none of Company or its Subsidiaries nor, to the knowledge of Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, or any person that Company or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Company or any of its Subsidiaries to any payment or benefit, including severance pay, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Company or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Company Benefit Plan, or (iv) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(m) No amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) Except as set forth on Section 3.11(n) of the Company Disclosure Schedule, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

(o) Since December 31, 2017, there have been no actual or, to the knowledge of Company, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, other material labor disputes, or union organizing efforts against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries, and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(p) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, classification of exempt and non-exempt employees under the Fair Labor Standards Act, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements) (collectively, “Labor and Employment Laws”).

(q) Except as disclosed in Section 3.11(q) of the Company Disclosure Schedule, since December 31, 2017, there have been no actions, claims or charges filed, or to the knowledge of Company, threatened to be filed, by or with any governmental agency, arbiter, or court of law in connection with the employment of any current or former employee of Company, including, without limitation, any action, claim or charge related to Labor and Employment Laws.

(r) Except as disclosed in Section 3.11(r) of the Company Disclosure Schedule, Company has not caused, and will not cause, in either case in the ninety (90) day period prior to the Closing Date, any employee of Company to suffer an “employment loss” as defined by the Worker Adjustment and Retraining Notification Act of 1988.

(s) To the knowledge of Company, no Designated Employee (as defined in Section 6.5(d) herein) or Identified Employee (as defined in Section 5.2(f) herein) has notified Company that he or she intends to resign or terminate his or her employment with Company (i) as a result of this transaction or (ii) for any other reason, which resignation, retirement or termination for any reason would be expected to occur within the twelve (12) month period following the Closing Date.

(t) (i) To the knowledge of Company, no allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of Company or a current Section 16 officer (or, in the past two (2) years, against any person who during such two (2) year period was a Section 16 officer or an employee of Company or its Subsidiaries categorized at or above Senior Vice President), (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of Company or any current Section 16 officer (or, in the past two (2) years, any former Section 16 officer or any employee of Company or its Subsidiaries categorized at or above Vice President), and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of Company or any current Section 16 officer.

3.12 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, Chapter 167, Section 14 of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, Chapter 140D of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, Chapter 167B of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Company Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.

(d) Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) None of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(f) As of the date hereof, Company and Company Bank maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary federal bank regulator) and, as of the date hereof, neither Company nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change.

(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule or as filed with or incorporated into any Company Report filed prior to the date hereof, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act);

(ii) which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Buyer or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) (A) that is an agreement for the incurrence of indebtedness by Company or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $1,000,000;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;

(vi) which creates future payment obligations in excess of $1,000,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice; or

(vii) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have ongoing obligations or liabilities that are material to Company and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Company, oral notice of, any violation of any Company Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Company has made available to Buyer true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any counterparty thereto, under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.7, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2017, a recipient of any supervisory letter from, or since December 31, 2017, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the knowledge of Company, orally, since December 31, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries and the Company Real Property (as defined herein) are in compliance, and, since December 31, 2017 have complied, with all Environmental Laws (as defined herein).

(b) There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Company, any governmental investigations of any nature (i) seeking to impose, or that would reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, or (ii) pending or threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(c) During the period of Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Real Property, there has been no release of Hazardous Materials (as defined herein) at, in, to, on from or affecting such Company Real Property that would reasonably be expected to result in any liabilities or obligation to such parties pursuant to any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To Company’s knowledge, prior to the period of Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Real Property, there was no release of Hazardous Materials at, in, to, on, from or affecting any such property that would reasonably be expected to result in liabilities or obligations to such parties pursuant to Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(d) For purposes of this Agreement:

(i) “Hazardous Materials” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including, without limitation, oil or petroleum of any kind or original or in any form (as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. § 1251 et seq. or any other Environmental Law), asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold or fungi, or any other material that may pose a threat to the environment or to human health and safety, but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation in compliance with Environmental Laws.

(ii) “Environmental Laws” means any federal, state and local laws, regulation, orders, decrees, judgments, consents, permits, authorizations, common laws and other binding legal requirements or agreements relating to: (A) the protection or restoration of the environment, health and safety as it relates to Hazardous Materials or natural resource damages, or (B) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Materials, or (C) indoor air pollution, contamination or any injury to persons or property from exposure to Hazardous Materials.

3.17 Investment Securities.

(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property. Except as set forth on Section 3.18 of the Company Disclosure Schedule or as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company Bank or a Company Subsidiary (a) has good and marketable or insurable title to all of the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except for “Permitted Encumbrances,” as defined below; (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties,” and collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor, except as set forth on Section 3.18 of the Company Disclosure Schedule, and no such lease requires landlord consent in connection with the Merger or the Bank Merger; (c) has not received written notice from any Governmental Entity indicating that the Company Real Property fails to comply with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule ordinance or regulation, including, without limitation, the Americans with Disabilities Act of 1990 all as the same are amended from time to time and all orders and regulations promulgated thereto and no such noncompliance exists; and (d) has no knowledge of the presence of a dam subject to regulation by a Governmental Entity on the Company Real Property. Company has not received written notice of any material pending condemnation proceedings against any Company Real Property. Neither Company nor any of its Subsidiaries owns any real property acquired through a foreclosure or by acceptance of a deed or other title instrument in lieu of foreclosure. For purposes hereof, “Permitted Encumbrances” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith in appropriate proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such lien(s); (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Real Property; (iv) covenants, conditions, restrictions, easements of record and any matters which an accurate survey would disclose affecting title to the Real Property and other imperfection or irregularity of title which, individually or in the aggregate, do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with Company’s business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) any Liens on any Company Leased Property which encumber the landlord’s fee or ground leased interest that are superior in title to Company’s leasehold interest; and (vii) matters listed on Section 3.18 of the Company Disclosure Schedule.

3.19 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary; and (e) since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any reexaminations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding shares of any class of Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K of the SEC promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21 Takeover Restrictions. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (any such laws, collectively with any similar provisions of the Company Articles or Company Bylaws or the Buyer Articles or Buyer Bylaws, as applicable, “Takeover Restrictions”).

3.22 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.23 Loan Portfolio.

(a) As of the date hereof, except as set forth on Section 3.23(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of December 31, 2020 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Company or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions as they relate to or affect such obligor.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither Company nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(f) Company has compiled a list of each promissory note or loan agreement for each Loan of Company and its Subsidiaries that, as of March 19, 2021, had an outstanding balance of $1,000,000 and for which the interest rate now or in the future is or will be calculated based upon one of various indices commonly known as the London Interbank Offered Rate applicable to loans denominated in U.S. dollars (“USD LIBOR”) (the “LIBOR Loans”). Company has reviewed the relevant USD LIBOR-related provisions governing each LIBOR Loan. Section 3.23(f) of Company Disclosure Schedule contains an accurate and complete list of all LIBOR Loans maturing after June 30, 2023.

3.24 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.25 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Company nor any Company Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.26 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Buyer and Merger Sub to Company concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Buyer and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the BHC Act. Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Merger Sub. True and complete copies of the Articles of Organization of Buyer, as amended (“Buyer Articles”), and Amended and Restated Bylaws of Buyer (“Buyer Bylaws”), and the Articles of Organization of Merger Sub ( “Merger Sub Articles”), and Bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Company.

(b) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, each Subsidiary of Buyer (a “Buyer Subsidiary”) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. The deposit accounts of Buyer Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Buyer, threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Buyer as of the date hereof.

4.2 Authority; No Violation.

(a) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer and the Board of Directors of Merger Sub. Each of the Board of Directors of Buyer and the Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer, Merger Sub and their respective shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Buyer Bank and Buyer as its sole shareholder, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Buyer and Merger, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles, the Buyer Bylaws, the Merger Sub Articles, the Merger Sub Bylaws or comparable governing documents of any Buyer Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer.

4.3 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board (or with the Federal Reserve Bank of Boston operating under authority delegated by the Federal Reserve Board) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Commissioner and the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement, and (e) the filing of the Articles of Merger with the Secretary of the Commonwealth pursuant to the MBCA and the filing of the Bank Merger Certificate with the Commissioner and Secretary of the Commonwealth as required by applicable law, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer or Merger Sub of this Agreement or (ii) the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Buyer nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.4 Financial Statements.

(a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the final registration statement, prospectus, quarterly or annual report filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2019 (the “Buyer Reports”) (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, since December 31, 2017, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Buyer, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

4.5 Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC.

4.6 Absence of Certain Changes or Events. Since December 31, 2020 there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.7 Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

4.8 Compliance with Applicable Law.

(a) Buyer and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer, and to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Buyer or any of its Subsidiaries.

(c) Buyer Bank has a Community Reinvestment Act rating of “outstanding” or better as of its most recently completed Community Reinvestment Act examination.

(d) Buyer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) As of the date hereof, Buyer, Buyer Bank and each other insured depository institution Subsidiary of Buyer maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Buyer nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Buyer Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.9 Employee Benefit Plans.

(a) For purposes of this Agreement, “Buyer Benefit Plans” means all Benefit Plans to or with respect to which Buyer or any Subsidiary or any trade or business of Buyer or any of its Subsidiaries, whether or not incorporated, all of which together with Buyer would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Buyer ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate, or to which Buyer or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate.

(b) Each Buyer Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

4.10 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

4.11 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Buyer and Merger Sub in this Article IV, none of Buyer, Merger Sub or any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer, Merger Sub or any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer and Merger Sub in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Buyer and Merger Sub acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Buyer and Company shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability of either Buyer or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section 5.3.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of Company), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

(b)     (i) adjust, split, combine or reclassify any capital stock, except for conversions of Class B Common Stock to Class A Common Stock in the normal course consistent with the terms of the Class B Common Stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except for regular quarterly cash dividends by Company at a rate not in excess of $0.18 per share on shares of Class A Common Stock and $0.09 per share on shares of Class B Common Stock, in each case with payment and record dates set forth on Section 5.2(b)(ii) of the Company Disclosure Schedule, in each case if and only if the Closing has not occurred prior to the declaration date for the dividend);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities;

(c) except as set forth on Section 5.2(c) of the Company Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business (for the avoidance of doubt, a property, asset, indebtedness or claim of greater than $20,000 shall be deemed “material” for purposes of this Section 5.2(c));

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of Company, that would be material to Company and its Subsidiaries on a consolidated basis;

(e) in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or by the terms of any Company Benefit Plan existing as of the date hereof, (i) except as set forth on Section 5.2(f)(i) of the Company Disclosure Schedule, enter into, adopt or terminate any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation to employees in the ordinary course of business consistent with past practice as set forth on Section 5.2(f)(iii)(A) of the Company Disclosure Schedule and included in the aggregate amount in the Company’s 2021 budget for such increases, as set forth on Section 5.2(f)(iii)(B) of the Company Disclosure Schedule, provided that none of the individuals listed on Section 5.2(f)(iii)(C) of the Company Disclosure Schedule may receive any increase in compensation, bonus, severance, termination pay or other benefits, (iv) except as set forth on Section 5.2(f)(iv) of the Company Disclosure Schedule, pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) hire or terminate the employment or services of any officer or any employee of Company or its Subsidiaries categorized at or above Vice President (each, an “Identified Employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $100,000, in each case other than for cause, (x) hire any Identified Employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) who is not necessary for Company to conduct its business in the ordinary course, or (xi) provide, or commit to provide, retiree medical benefits to any person other than the person listed on Section 6.5(c)(iv) of the Company Disclosure Schedule;

(g) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $100,000 individually or $200,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Company or any of its Subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of Company or its Subsidiaries or Buyer or its Subsidiaries;

(h) amend the Company Articles, the Company Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(i) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(j) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(l) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any residential loan (including one or more home equity lines of credit secured by the same property), not in excess of $1,500,000, (B) in the case of any commercial loan (which includes any commercial real estate loan, commercial construction loan and any loan to a not-for-profit borrower, but in each case excludes loans covered by the Paycheck Protection Program), or any extension of credit or renewal thereof, with a risk rating of 1, 2, 3 or 3A (as determined in the ordinary course of business consistent with past practice under Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $1,000,000, and (C) in the case of any loan, or any extension of credit or renewal thereof, that is risk rated 4 or worse and in the case of non-accrual loans (as determined in the ordinary course of business consistent with past practice under Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $250,000, except in the case of (A)-(C) of this sentence, approved and committed credit facilities as of one hundred and twenty (120) days prior to the date hereof, which approved and committed credit facilities are listed on Section 5.2(l) of the Company Disclosure Schedule and except in the case of (B) of this sentence, any extension of a loan maturity date by up to ninety (90) days that does not involve an increase in borrowing; provided, that any consent from Buyer sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if Buyer does not acknowledge any such request for consent within two (2) business days after a complete credit package for the relevant loan is provided to Buyer, such lack of acknowledgement shall be deemed to constitute consent pursuant to this clause (ii); provided, further, that all loan thresholds referenced in this Section 5.2(l) shall refer to the amount of all loans to any one borrower and related interests;

(m) make, or commit to make, any capital expenditures that would cause Company’s aggregate capital expenditure budget to exceed by five percent (5%) the aggregate budget set forth in Section 5.2(m) of the Company Disclosure Schedule;

(n) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(o) (i) except as set forth on Schedule 5.2(o) of the Company Disclosure Schedule, make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Company or its Subsidiaries, (ii) other than in consultation with Buyer, make any application for the closing of or close any branch or (iii) other than in consultation with Buyer, or as set forth on Section 5.2(o) of the Company Disclosure Schedule, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

(p) foreclose on or take a deed or title to any real estate without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Materials that constitutes a Recognized Environmental Condition (as such term is used in Phase I environmental assessments);

(q) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Company Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Buyer Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(a) merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(b) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Buyer or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Company shall promptly prepare and file with the SEC the Proxy Statement. Company shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement. Buyer shall cooperate, and shall cause its affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including using reasonable best efforts to promptly furnish to Company in writing upon request any and all information relating to Buyer and its affiliates as may be required to be set forth in the Proxy Statement under applicable law. Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. As promptly practicable after Company’s receipt of confirmation by the SEC that the SEC does not intend to review the preliminary Proxy Statement or that the SEC has no further comments, Company shall use its reasonable best efforts to file with the SEC and mail or deliver the definitive Proxy Statement to its shareholders.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Buyer and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Buyer and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c) In furtherance and not in limitation of the foregoing, each of Buyer, Merger Sub and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, in no event shall Buyer, Merger Sub or Buyer Bank be required to (x) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, (B) compel Company or any of its Subsidiaries or Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence could reasonably be expected to have a material adverse effect on the future operation by Buyer and its Subsidiaries of the combined businesses and operations of Buyer Bank and Company Bank, taken as a whole (together, the “Materially Burdensome Regulatory Condition”).

(d) Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the respective shareholders of Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(e) Buyer and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws (including the Pandemic Measures), Company, for the purposes of allowing Buyer to verify the representations and warranties of the other and to prepare for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to Buyer’s officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of Company’s properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Buyer shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Buyer nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that Company or Buyer, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From and after the date hereof, representatives of Buyer and Company shall meet on a regular basis to discuss and plan for the efficient and orderly combination of Company and Buyer and Company Bank and Buyer Bank, including the conversion of Company’s data processing and related electronic informational systems to those used by Buyer with the goal of conducting such conversion simultaneously with the consummation of the Merger (the “Information Systems Conversion”). In connection therewith, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide customers with any communications and/or notices that are necessary or advisable; provided, however, that Company in its discretion may elect to defer any such customer communication or notice until the later of Company Shareholder Approval or the receipt of all Regulatory Approvals (excluding any waiting period in respect thereof). The Information Systems Conversion shall include, but not be limited to: (a) discussion of third party service provider arrangements of Company and any of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company or any of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties).

(c) Each of Buyer and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 22, 2021, between Buyer and Company (the “Confidentiality Agreement”).

(d) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Shareholder Approval.

(a) Company shall take, in accordance with applicable law and the Company Articles and Company Bylaws, all actions necessary to convene a meeting of the holders of Company Common Stock (the “Company Meeting”) to be held as soon as reasonably practicable after the date of this Agreement (and in any event, no later than forty-five (45) days after the date of the Proxy Statement) for the purpose of obtaining the Requisite Company Vote. Except in the case of a Company Adverse Recommendation Change (as defined herein), the Board of Directors of Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and shall not make a Company Adverse Recommendation Change except in accordance with this Section 6.3. As soon as practicable after the date of this Agreement, Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote.

However, subject to Section 8.1 and Section 8.2, if (i) the Company receives a Company Acquisition Proposal (as defined below) which has not been withdrawn and (ii) the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would reasonably be expected to be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Company Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Company may withhold, withdraw or amend or modify or qualify in a manner adverse to Buyer and the transactions contemplated by this Agreement, the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of Company may communicate the basis for its Company Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

(b) Except in the case of a Company Adverse Recommendation Change, Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Class A Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation. Company shall only be required to adjourn or postpone the Company Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Buyer or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Employee Matters.

(a) Employees of Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) shall become employees at will of Buyer and its Subsidiaries. For a period beginning at the Effective Time and ending on the first (1st) anniversary of the Effective Time, Buyer shall, and shall cause Buyer Bank to, provide to the Continuing Employees annual base salary or base wages (as applicable) at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time; provided, however, that this sentence shall not apply to any of the Continuing Employees listed on Section 6.5(a) of the Company Disclosure Schedule. Beginning as of the Effective Date and continuing through the first (1st) anniversary of the Effective Date, Company employees whose positions have been or could reasonably be expected to be eliminated as a consequence of the Merger will be given the opportunity to apply and be considered for any open position at Buyer Bank for which they are qualified, as if they were internal candidates of Buyer. For a period beginning on the Effective Date and continuing through the first (1st) anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances, as defined on Section 6.5(a) of the Company Disclosure Schedule, shall be eligible to receive severance benefits and medical and dental coverage as set forth on Section 6.5(a) of the Company Disclosure Schedule, subject to such employee’s timely execution (and non-revocation) of a standard release of claims.

(b) With respect to any employee benefit plans of Buyer or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans to the extent waiver of such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan that provides health care benefits (including medical, dental and vision) or disability benefits, to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes of eligibility and vesting in any New Plan; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of the minimum number of hours required during a plan year to receive an allocation under Buyer’s Employee Stock Ownership Plan, (D) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (E) for purposes of any equity incentive awards granted by Buyer.

(c) Effective as of the Effective Time, Buyer agrees to (i) assume and honor the terms and agreements with the Continuing Employees identified on Section 6.5(c)(i) of the Company Disclosure Schedule in accordance with their terms as of the date hereof; (ii) honor the agreements set forth on Section 6.5(c)(ii) of the Company Disclosure Schedule; (iii) assume Company’s obligations under the defined benefit pension plan set forth on Section 6.5(c)(iii) of the Company Disclosure Schedule and (iv) continue to provide retiree medical benefits to the individual set forth on Section 6.5(c)(iv) of the Company Disclosure Schedule on the same terms and conditions as are in effect immediately prior to the Effective Time, including such rights relating to the modification or termination of such retiree medical benefits.

(d) Buyer shall designate, in consultation with Company, Continuing Employees who will be entitled to receive a “retention” bonus from Buyer (each a “Designated Employee” and collectively, the “Designated Employees”) in the event such Designated Employee remains an employee of Buyer as of the Effective Time and through a post-Closing date determined by Buyer (which date shall not be more than ninety (90) days after the Effective Time) (the “Transition Period”), or if Buyer terminates such Designated Employee’s employment after the Effective Time and during the Transition Period without cause (which shall mean gross negligence or dereliction in the performance of such Designated Employee’s duties, dishonesty or commission of a crime (excluding any traffic violation, minor misdemeanor or similar offense that would not reasonably be expected to reflect adversely on the business or reputation of Buyer), in each case as determined in good faith by Buyer). The aggregate amount of such retention bonuses for all Designated Employees and the timing of each such bonus payment relative to the Effective Time shall be determined by Buyer, with selection of such Designated Employees made by Buyer in consultation with Company. Buyer and Company expect that retention bonuses shall not be payable to any Continuing Employee who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Company.

(e) If requested by Buyer in writing at least twenty (20) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Date, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Buyer 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.5(e); provided, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(f) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and reasonable comment of Buyer, and Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Buyer timely provides. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Company, Buyer, or any Subsidiary or affiliate thereof, nor shall anything in this Agreement interfere with or restrict in any way the rights of Company, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) except as set forth herein, alter or limit the ability of the Buyer or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and Buyer shall also advance expenses as incurred by the Company Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Buyer shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that Buyer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Buyer shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the annual premium paid by Company for the most recently commenced policy year for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Buyer shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Buyer, may (and at the request of Buyer, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Company purchases such a tail policy, Buyer shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Buyer, Merger Sub or any of their respective successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Buyer or Merger Sub, as applicable, will cause proper provision to be made so that the successors and assigns of Buyer or Merger Sub, as applicable, will expressly assume the obligations set forth in this Section 6.6.

(d) The obligations of Buyer, Merger Sub and Company under this Section 6.6 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected person.

6.7 Advice of Changes.

(a) Buyer and Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

(b) If the Closing Date is delayed pursuant to Section 1.2(b), Company shall deliver to Buyer as of the Bringdown Date a supplement to the Company Disclosure Schedule (the “Company Disclosure Supplement”) which shall include any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule or in any representation or warranty of Company which has been rendered inaccurate thereby following discovery thereof.

6.8 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, including a summary of fees that Company and its Subsidiaries have paid to retained advisors in connection with the transactions contemplated by this Agreement and (c) any reports provided to the Board of Directors of Company or any committee thereof relating to the financial performance and risk management of Company and its Subsidiaries. All information furnished by Company to Buyer pursuant to this Section 6.8 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.2(b).

6.9 Acquisition Proposals.

(a) Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) knowingly engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or knowingly participate in any discussions with, any person relating to, any Company Acquisition Proposal, except to notify a person that has made or, to the knowledge of Company, is making any inquiries with respect to, or is considering making, a Company Acquisition Proposal of the existence of the provisions of this Section 6.9(a); provided, that, prior to the receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Company Acquisition Proposal, it may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that (A) its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (B) its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors), that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined herein) and; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Company Acquisition Proposal. Company will promptly (and in any event within one (1) business day) advise Buyer following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal) and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Company Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

During the term of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.9(a)) relating to any Company Acquisition Proposal. As used in this Agreement, “Company Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company. As used in this Agreement, “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (with all of the percentages included in the definition of Company Acquisition Proposal increased to fifty percent (50%)) received after the date hereof that was not solicited or negotiated in breach of this Section 6.9, that the Board of Directors of Company determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, such proposal (A) is reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such proposal, and (B) would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement.

(b) Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (the “Rules”) with respect to a Company Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable law), without more, constitute a Company Adverse Recommendation Change.

6.10 Public Announcements. Company and Buyer shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.10, (iii) communications permitted by Section 6.3 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, Company and Buyer agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11 Change of Method. Buyer may at any time change the method of effecting the Merger if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.12 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.13 Classified Loans. Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

6.14 Takeover Restrictions. Neither Company nor Buyer shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Buyer and Company shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each of Buyer and Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.15 Litigation and Claims. Each of Buyer, Merger Sub and Company shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Buyer, Merger Sub or Company, as applicable, threatened against Buyer, Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Buyer, Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Company shall give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16 Assumption of Company Debt. Effective at the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Buyer or Buyer Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Company or Company Bank pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 3.2(a) of the Company Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Buyer and Company shall, and shall cause Buyer Bank and Company Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

6.17 Assumption of Company Split Dollar Insurance Agreements. Effective at the Effective Time, Buyer or Buyer Bank, as applicable, shall assume the due and punctual performance and observance of the covenants to be performed by Company Bank pursuant to the split dollar life insurance agreements set forth on Section 6.17 of the Company Disclosure Schedule.

6.18 Coordination.

(a) Upon Buyer’s reasonable request, prior to the Closing Date and following receipt of the Company Shareholder Approval and all approvals of the Governmental Entities required under Section 7.1(c) (and without having to allow any waiting periods under such approvals to expire) and consistent with GAAP and subject to applicable banking laws and regulations, Company shall give due consideration to Buyer’s request that Company or its Subsidiaries divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date; provided, however, that no such divestitures need be made prior to the Closing.

(b) No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.18 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

6.19 Stock Exchange Delisting; Exchange Act Deregistration. If Buyer so requests prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting of the Class A Common Stock from the Nasdaq Global Market and any other exchange on which the Company Common Stock is listed and the deregistration of the Class A Common Stock under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of Company by the Requisite Company Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. (i) All regulatory authorizations, consents, orders, or waivers which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Buyer and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Company Bank only), 3.2(c) (with respect to Company Bank only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company or Buyer. If Buyer elects to delay the Closing Date pursuant to Section 1.2(b), all references in this Section 7.2(a) to the Closing Date shall mean the date five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections 7.1(a) and 7.1(b) (the “Bringdown Date”), except that this Section 7.2(a) will apply both as of the Bringdown Date and the Closing Date with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.7. Buyer shall have received as of the Closing Date and, if applicable, the Bringdown Date a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in (i) Section 4.6 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to Buyer Bank only) and 4.2(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received as of the Closing Date a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a) by mutual consent of Buyer and Company in a written instrument;

(b) by either Buyer or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Buyer or Company if either the Requisite Class A Vote or the Requisite Class B Vote has not been obtained, provided, however, that Company may terminate this Agreement under this Section 8.1(c) only if Company is not in material breach of this Agreement, including its obligations under Section 6.3;

(d) by either Buyer or Company if the Merger shall not have been consummated on or before December 31, 2021 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(e) by either Buyer or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Company, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

(f) by Buyer, prior to such time as the Requisite Company Vote is obtained, if Company or the Board of Directors of Company (i) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (ii) fails to make the Company Board Recommendation in the Proxy Statement, (iii) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Company Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.9.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Buyer or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)     (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) a Company Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(e), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $25,670,000.00 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Company Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(f), then Company shall pay Buyer, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(iii) Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by Company, Buyer or Merger Sub under this Section 8.2 shall be equal to the Termination Fee. In no event shall Company be required to pay the Termination Fee on more than one occasion.

(c) Each of Buyer, Merger Sub Company and Company Bank acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Company pursuant to Section 8.2(b) and this Section 8.2(d), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

8.3 Reservation of Rights. Nothing in this Article VIII shall in any way limit the right of Buyer, Merger Sub or Company to seek damages, specific performance, or any remedy at law or in equity arising out of a Willful Breach of, or fraud in connection with, this Agreement by the other party hereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.2(b) and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company shareholders, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Company or Company Bank, to:

Eastern Bankshares, Inc.

265 Franklin Street

Boston, MA 02110

Attention: Kathleen C. Henry, Esq., General Counsel

E-mail: k.henry@easternbank.com

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Michael K. Krebs, Esq.

E-mail: mkrebs@nutter.com

and

if to Buyer or Merger Sub, to:

Century Bancorp, Inc.

400 Mystic Avenue

Medford, MA 02155

Attention: Barry R. Sloane, Chairman, President and Chief Executive Officer

E-mail: bsloane@centurybank.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Samantha M. Kirby, Esq.

E-mail: skirby@goodwinlaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.6 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Boston, Massachusetts are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (d) the term “made available” means any document or other information that was included in the virtual data room of a party prior to the date hereof. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (including the Pandemic Measures).

9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or if that court does not have jurisdiction, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendment or waiver hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EASTERN BANKSHARES, INC.

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Chief Executive Officer

CLARION ACQUISITION CORP.

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Chief Executive Officer

CENTURY BANCORP, INC.

By:	/s/ Barry R. Sloane
Name:	Barry R. Sloane
Title:	Chairman, President and Chief Executive Officer

CENTURY BANK AND TRUST COMPANY

By:	/s/ Barry R. Sloane
Name:	Barry R. Sloane
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

[Intentionally Omitted]

A-1